Exhibit 11.2

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 23, 2025, with respect to the financial statements of Fundrise Growth eREIT VII LLC, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

McLean, Virginia

November 19, 2025